UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ILG, Inc.

(Exact name of registrant as specified in charter)

Delaware	26-2590997
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

6262 Sunset Drive, Miami, FL	33143
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Series A Junior Participating Preferred Stock Purchase Rights	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.          ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box.          ☐

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(g) of the Act:	None

This Form 8-A/A is filed by ILG, Inc. (the “Company”) to reflect the expiration of the preferred stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on June 11, 2009.

Item 1 Description of the Registrant’s Securities to be Registered.

On December 6, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement, dated as of June 10, 2009, between ILG, Inc. (f/k/a Interval Leisure Group, Inc.) and Computershare Inc., a Delaware corporation, as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC, as successor to The Bank of New York Mellon), as rights agent.  The Amendment accelerates the expiration of the Rights from 5:00 P.M. (New York City time) on June 10, 2019 to 5:00 P.M. (New York City time) on December 6, 2017, and has the effect of terminating the Rights Agreement on that date.  At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment.  The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 and incorporated herein by reference.

Item 2 Exhibits.

4.1                               Rights Agreement, dated as of June 10, 2009, between Interval Leisure Group, Inc. and Computershare Inc., a Delaware corporation, as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC, as successor to The Bank of New York Mellon), as rights agent (incorporated by reference to Exhibit 4.1 to ILG, Inc.’s Current Report on Form 8-K filed on June 11, 2009)

4.2                               Amendment No. 1 to the Rights Agreement, dated as of December 6, 2017, between ILG, Inc. (f/k/a Interval Leisure Group, Inc.) and Computershare Inc., a Delaware corporation, as successor-in-interest to Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC, as successor to The Bank of New York Mellon), as rights agent (incorporated by reference to Exhibit 4.1 to ILG, Inc.’s Current Report on Form 8-K filed on December 6, 2017)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

ILG, Inc.

By:	/s/ Victoria J. Kincke
Name:	Victoria J. Kincke
Title:	Senior Vice President, General Counsel and Secretary

Date:  December 6, 2017